EXHIBIT 4.2

                           THE PEOPLES HOLDING COMPANY
                          2001 LONG-TERM INCENTIVE PLAN

                                 AMENDMENT NO. 1


     Whereas, The Peoples Holding Company (the "Company") maintains The Peoples Holding Company 2001 Long-Term Incentive Plan, a long-term incentive compensation plan, which provides for the grant or award of $5.00 par value voting common stock issued by the Company (the "Common Stock") to officers and key employees of the Company and its affiliates (the "Plan");

     Whereas, the Company now desires to amend the Plan to reduce the number of shares that may be issued under the Plan and to make other plan design changes;

     Now, Therefore, Be it Resolved, that the Plan shall be amended as follows:

                                       I.
                                     SHARES

     Section 3, subparagraph (a) of the Plan shall be amended and restated to read in its entirety as follows:

          (a) Subject to adjustment as provided in Section 4 of this Plan, the number of Shares that shall be reserved for issuance or transfer hereunder shall be 250,000 Shares. Such Shares may be Shares of original issuance, Shares held in treasury or Shares that have been acquired by the Company, whether on the open market or by private purchase.

     The following subparagraph (f) shall be added to Section 3 of the Plan to read in its entirety as follows:

          (f) For any year in which this Plan has not been approved by the shareholders of the Company, (i) the number of Shares authorized for issuance with respect to such year shall not exceed 5% of outstanding Shares, and (ii) with respect to all arrangements adopted without shareholder approval in any five-year period, the aggregate Shares authorized under all such plans shall not exceed 10% of such Shares. This subparagraph (f) shall be interpreted and construed by the Committee in a manner intended to comply with any limitations imposed by the American Stock Exchange or such other exchange or listing service as may be applicable to the Company, from time to time.

                                       II.
                                   ADJUSTMENTS

     Section 4 of the Plan shall be amended and restated to read in its entirety as follows:

     In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, such that an adjustment is necessary to prevent dilution or enlargement of the rights of Optionees or Grantees, then the Committee shall: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan, provided that in each case, the number of Shares subject to any Award shall always be a whole number; (ii) if deemed appropriate, provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

                                      III.
                                FAIR MARKET VALUE

     The definition of the term "Fair Market Value" included in Section 2 of the Plan shall be amended to add the following sentence, as follows:

In the event that the Committee determines that the closing price of a share of Stock determined in accordance with items (1) through (3) hereof does not fairly represent the value of such Stock, then the Committee may determine that Fair Market Value hereunder shall be an average of such prices for a period immediately preceding the date on which such value is determined, not in excess of 20 consecutive trading days.

                                       IV.
                                  OPTION PRICE

     Section 7, subparagraph (b) of the Plan shall be amended and restated to read in its entirety as follows:

          (b) Each grant shall specify an Option Price per Share, which shall not be less than the Fair Market Value of a Share determined as of the Grant Date in accordance with section 2 hereof.


     Section 7, subparagraph (e) of the Plan shall be amended and restated to read in its entirety as follows:

          (e) A Participant may exercise Options and contemporaneously sell the Shares acquired thereby pursuant to a brokerage or similar arrangement, provided that the proceeds thereof are applied to the payment of the purchase price of the Shares. Any such transaction shall be with the consent of the Committee and to the extent permitted in accordance with applicable federal and state securities and tax laws.

     This Amendment No. 1 was approved by the Board of Directors of the Company on November 19, 2002.

WITNESSES:                                           THE PEOPLES HOLDING COMPANY

/s/ Stuart Johnson                                    By: /s/ Hollis Ray Smith
---------------------                                     --------------------
  Stuart Johnson                                            Hollis Ray Smith
                                                      Its: Plan Administrator

/s/ Patsy Brandon
---------------------
  Patsy Brandon

                                                      Date: December 4, 2002